Exhibit 5.2

13 June 2025	Our Ref: AB/MM/JAS/A6067-A04882
Aspen Insurance Holdings Limited 141 Front Street Hamilton, HM19 Bermuda
Dear Addressee
ASPEN INSURANCE HOLDINGS LIMITED
We have been asked to provide this legal opinion to you with regard to the laws of Bermuda in connection with the offering pursuant to the Registration Statement (as defined in Schedule 1) by Aspen Insurance Holdings Limited (the "Company") of its US$300,000,000 aggregate principal amount of 5.750% Senior Notes due 2030 (the “Notes”) pursuant to the Base Indenture (as defined in Schedule 1) and as supplemented by the Fifth Supplemental Indenture (as defined in Schedule 1).
For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.
In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.
We are Bermuda Barristers and Attorneys and express no opinion as to any laws other than the laws of Bermuda in force and as interpreted at the date of this opinion.  We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.  Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Notes or the Documents nor upon matters of fact or the commercial terms of the transactions contemplated by the Notes and the Documents.
Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of Bermuda, we give the following opinions in relation to the matters set out below.
1.The Company is an exempted company duly incorporated under the Companies Act, 1981 (as amended) (the "Companies Act") and validly exists as a company limited by shares in Bermuda. Based solely on the Certificate of Compliance referred to in Schedule 1, the Company is in good standing under the laws of Bermuda.
Walkers (Bermuda) Limited
Park Place, 55 Par La Ville Road, Hamilton HM11, Bermuda
T +1 441 242 1500 www.walkersglobal.com
Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore
The title of "partner' is used to refer to a consultant or employee of Walkers (Bermuda) Limited with equivalent standing and qualifications.

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2.The Company has full corporate power and authority to execute and deliver the Documents to which it is a party, to issue the Notes and to perform its obligations under the Documents and the Notes.
3.The issue of the Notes and the execution of the Documents to which the Company is a party have been duly authorised by the Company and the Documents have been duly executed by the Company. The Transaction Documents to which the Company is a party, when delivered, and the Notes, when issued and authenticated, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.
4.The issue of the Notes and the execution (where applicable), delivery and performance of the Transaction Documents to which the Company is a party, the consummation of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not:
(a)contravene any law, or public rule or regulation of Bermuda applicable to the Company which is currently in force; or
(b)contravene the Memorandum and Bye-laws (as defined in Schedule 1).
5.The law (if any) chosen in each of the Notes and the Documents to which the Company is a party to govern their interpretation would be upheld as a valid choice of law in any action on that Document or Note in the courts of Bermuda (the "Courts" and each a "Court").
6.Based solely on a search of:
(a)the entries and filings shown in respect of the Company on the files of the Company maintained in the Register of Companies (the "Register") at the office of the Registrar of Companies (the "Registrar") conducted on the Registry Search Date (as defined in Schedule 1); and
(b)the records in respect of the Company in the Court Database (as defined in Schedule 1) conducted on the Court Search Date (as defined in Schedule 1) (the "Supreme Court Search"),
(together the "Searches") there are no judgments, actions, suits or proceedings pending against the Company before the Courts and the Searches do not reveal any steps having been taken in Bermuda for the appointment of a receiver or liquidator to, or for the winding-up, dissolution, reconstruction or reorganisation of the Company (to the extent that such steps would result in a filing with the Registrar or the Courts and such filing has been made).
This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.
We understand that the Company wishes to file this opinion as an exhibit to the Registration Statement as Exhibit 5.2 and to reference this firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement, and we hereby consent thereto. In giving such consent, we do not thereby admit

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that we are within the category of persons whose consent is required under Section 7 of the Securities Act (as defined in Schedule 1) or the rules and regulations of the Commission thereunder.
This opinion shall be construed in accordance with the laws of Bermuda.
Yours faithfully
/s/ Walkers (Bermuda) Limited
WALKERS (BERMUDA) LIMITED

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SCHEDULE 1
LIST OF DOCUMENTS EXAMINED
1.The Certificate of Incorporation as issued on 23 May 2002, the Certificate of Incorporation on Change of Name as issued on 26 November 2002, Memorandum of Association as registered on 23 May 2002 (the "Memorandum of Association"), Third Amended and Restated Bye-laws (the "Bye-laws" and together the "Memorandum and Bye-laws") of the Company in the form attached to the Secretary's Certificate dated 3 June 2025 (the "Secretary Certificate") provided to us by the Company's Secretary, Register of Members, Register of Directors and Officers, in each case of the Company, copies of which have been provided to us in the Secretary's Certificate (together, the "Company Records")
2.The public records of the Company on the Register, examined on 12 June 2025 (the "Registry Search Date").
3.The records of proceedings appearing in the Supreme Court Cause and Judgment Book (the "Book"), and available for inspection at the Registry of the Supreme Court (the "Court Registry"), as set out in a database of issued proceedings maintained by us for the period from 1 January 2017 to 10 June 2025 (the "Court Database"), examined on 12 June 2025 (the "Court Search Date" and the Court Search Date and the Registry Search Date each a "Search Date").
4.A Certificate of Compliance dated 12 June 2025 issued by the Registrar in relation to the Company (the "Certificate of Compliance").
5.A certified extract of minutes of a meeting of the board of directors of the Company held on 15 May 2025 (the "Board Resolutions"), and a certified extract of the resolutions of the pricing committee of the Company approved by the board dated 15 May 2025 (the Board Resolutions, together with the resolutions of the pricing committee, the "Resolutions").
6.An indenture dated as of 16 August 2004 as amended and supplemented by the fifth supplemental indenture dated 13 June 2025 (the "Base Indenture") between the Company and Deutsche Bank Trust Company Americas, as trustee (the "Trustee");
7.Executed copies of the following:
(a)a fifth supplemental indenture dated 13 June 2025 between the Company and the Trustee; and
(b)an underwriting agreement dated 10 June 2025 made among the Company, Citigroup Global Markets Inc., Lloyds Securities Inc. and HSBC Securities (USA) Inc. as representatives of the several underwriters named in Schedule I thereto.
The documents listed in paragraphs 7(a) and 7(b) above inclusive are collectively referred to in this opinion as the "Documents" and the Documents together with the Base Indenture are collectively the "Transaction Documents".
8.The global securities representing the Notes.
9.The Registration Statement on Form F-3 (File No. 333-272650) (the "Registration Statement") filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the "Securities Act"), as amended through the date hereof.

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10.The Preliminary Prospectus Supplement dated 9 June 2025 and accompanying base prospectus dated 26 June 2023 (the "Base Prospectus") issued by the Company in relation to the issue of the Notes (together, the "Preliminary Prospectus Supplement") and the Final Prospectus Supplement dated 10 June 2025 (the "Final Prospectus Supplement") and accompanying Base Prospectus, issued by the Company in relation to the issue of the Notes.

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SCHEDULE 2
ASSUMPTIONS
1.There are no provisions of the laws of any jurisdiction outside Bermuda which would be contravened by the execution or delivery of the Transaction Documents or the issue and offering of the Notes and, insofar as any obligation expressed to be incurred under the Transaction Documents or the Notes is to be performed in or is otherwise subject to the laws of any jurisdiction outside Bermuda, its performance will not be illegal by virtue of the laws of that jurisdiction.
2.The Transaction Documents and the Notes are within the capacity, power and legal right of, and have been or will be duly authorised, executed and delivered by, each of the parties thereto (other than the Company).
3.The Transaction Documents and the Notes constitute or, when executed and delivered or issued and authenticated, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all relevant jurisdictions (other than Bermuda).
4.The choice of the laws of the jurisdiction selected to govern each of the Transaction Documents and the Notes has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all relevant jurisdictions (other than Bermuda).
5.All authorisations, approvals, consents, licences and exemptions required by, and all filings and other steps required of each of the parties to the Transaction Documents and the Notes outside Bermuda to ensure the legality, validity and enforceability of the Transaction Documents and the Notes have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.
6.All conditions precedent, if any, contained in the Transaction Documents have been or will be satisfied or waived.
7.On the date of execution of the Transaction Documents, no party to the Transaction Documents was resident in, or was engaged in or carrying on any trade or business in or from, Bermuda (subject, in the case of the Company, to the exceptions listed in section 129(1)(e)(i)-(viii) of the Companies Act).
8.No director of the Company has an interest in, other than as disclosed in the Resolutions:
(a)any of the Transaction Documents or the Notes; or
(b)any person that is a party to any of the Transaction Documents or the Notes.
9.The board of directors of the Company considers (acting honestly and in good faith) the execution of the Transaction Documents and the issue of the Notes and the transactions contemplated thereby to be in the best interests of the Company.
10.Each transaction entered into pursuant to the Transaction Documents and the Notes is entered into in good faith and for full value and will not have the effect of preferring one creditor over another.

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11.There is no matter affecting the authority of the directors of the Company to effect entry by the Company into the Transaction Documents or the Notes, not disclosed by the Memorandum and Bye-laws or the Resolutions, which would have an adverse implication in relation to the opinions expressed herein.
12.The Company was on the date of issue of the Notes and execution of the Transaction Documents to which it is a party able to pay its debts as they became due from its own moneys, and any disposition or settlement of property effected by any of the Notes or the Transaction Documents is made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Notes and the Transaction Documents the Company will be able to pay its debts as they become due from its own moneys.
13.The originals of all documents examined in connection with this opinion are authentic.  The signatures, initials and seals on the Transaction Documents are genuine and are those of a person or persons given power to execute the Notes and the Transaction Documents under the Resolutions or any power of attorney given by the Company to execute the Transaction Documents.  All documents purporting to be sealed have been so sealed.  All copies are complete and conform to their originals. Any translations are a complete and accurate translation of the original document they purport to translate.  The Notes and the Transaction Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Notes and Transaction Documents.
14.Any documents or certificates executed as a deed were executed as a single physical document (whether in counterpart or not) in full and final form.
15.The Memorandum and Bye-laws reviewed by us are the memorandum of association and bye-laws of the Company and are in force at the date hereof.
16.The Certificate of Compliance and the results of the Searches are complete, true and accurate as at the date of this opinion and, furthermore, such Searches were complete, true and accurate as at the Search Date and disclose:
(c)in the case of the Register, all matters which have been filed for registration in respect of the Company at the offices of the Registrar; and
(d)in the case of the Courts, all actions, suits and proceedings pending against the Company before the Courts.
17.The Company Records are complete and accurate and all matters required by law and the Memorandum and Bye-laws to be recorded therein are completely and accurately so recorded.
18.There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the Notes and Transaction Documents or restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein.
19.The Resolutions were duly adopted at a duly convened and quorate meeting of the board of directors of the Company and such meeting was held and conducted in accordance with the Memorandum and Bye-laws.
20.The Resolutions and any power of attorney given by the Company to execute the Transaction Documents remain in full force and effect and have not been revoked or varied.

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21.No resolution voluntarily to wind up the Company has been adopted by the members of the Company and no event of a type which is specified in the Memorandum and Bye-laws as giving rise to the winding up of the Company (if any) has in fact occurred.
22.As a matter of all relevant laws (other than the laws of Bermuda), any power of attorney given by the Company to execute the Transaction Documents has been duly executed by the Company and constitutes the persons named therein as the duly appointed attorney of the Company with such authority as is specified therein.
23.As a matter of all relevant laws (other than the laws of Bermuda) none of the Transaction Documents constitutes a security interest.
24.The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.

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SCHEDULE 3
QUALIFICATIONS
1.The term "enforceable" and its cognates as used in this opinion means that the obligations assumed by any party under the Notes and the Transaction Documents are of a type which the Courts enforce.  This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms.  In particular:
(e)enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;
(f)enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;
(g)claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;
(h)where obligations are to be performed in a jurisdiction outside Bermuda, they may not be enforceable in Bermuda to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;
(i)in the case of an insolvent liquidation of the Company, it is likely that the liquidator will convert the Company's liabilities into the principal currency in which the Company conducts its business at the exchange rate prevailing on the date on which the winding up petition is filed;
(j)to the extent that any provision of the Transaction Documents or the Notes is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Transaction Documents or the Notes that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited;
(k)to the extent that the performance of any obligation arising under the Notes or the Transaction Documents would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;
(l)a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and
(m)the effectiveness of terms in the Notes or the Transaction Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.
2.A certificate, determination, calculation or designation of any person in the Notes or of any party to the Transaction Documents as to any matter provided therein might be held by a Court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, for

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example if it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.
3.If any provision of the Notes or the Transaction Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Courts notwithstanding any express provisions in this regard.
4.We express no opinion upon any provisions in the Memorandum and Bye-laws or any document which contains a reference to any law or statute that is not a Bermuda law or statute.
5.We express no opinion upon the effectiveness of any clause of the Transaction Documents which provides that the terms of such Document may only be amended in writing.
6.Notwithstanding any purported date of execution in any of the Notes or the Transaction Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the terms of the Notes or the Transaction Documents may provide that they have retrospective effect as between the parties thereto alone or between the Company and the holder of the Notes, as the case may be.
7.The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions and/or measures extended to Bermuda by statutory instrument.
8.Our opinion as to good standing is based solely upon receipt of the Certificate of Compliance, which confirms only that the Company has neither failed to make any filing with any Bermuda governmental authority nor failed to pay any Bermuda government fee or tax, which might make it liable to be struck off the Register.
9.Searches of the Register at the offices of the Registrar and of the Book at the Court Registry are not conclusive and it should be noted that the Register and the Book do not reveal:
(a)details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar or the Court Registry would have or should have been disclosed on the public file or the Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file or the Book;
(b)details of matters which should have been lodged for filing or registration with the Registrar or at the Court Registry but have not been lodged for filing or registration at the date the search is concluded;
(c)whether an application to the Supreme Court of Bermuda for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Book at the date and time the search is concluded;
(d)whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or
(e)whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the register of charges in accordance with the provisions of the Companies Act.

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10.All powers of attorney granted by the Company in the Transaction Documents or the Notes must be duly executed as deeds or under seal by persons authorised to do so if governed by the laws of Bermuda.
11.We render no opinion as to the specific enforcement as against the Company of covenants granted by the Company to do or to omit to do any action or other matter which is reserved by applicable law or the Company's constitutional documents to the members of the Company or to any other person.
12.Certain of the Transaction Documents contain provisions the intention of which is to restrict the ability of certain parties to, inter alia, petition for or take any other step in relation to the winding up of the Company.  Such Transaction Documents are not governed by the laws of Bermuda.  The Courts would hear any petition to wind up the Company brought in breach of any non-petition provisions.  However, subject to any applicable provisions of the Transaction Documents to the contrary, the Company could seek to restrain a threatened breach of such provision by way of an application to the Courts for an injunction.  An injunction is, however, a discretionary remedy, the grant of which is subject to a number of factors, including whether such grant would be contrary to public policy.
13.Where a document provides for an exclusive or non-exclusive jurisdiction clause submitting (or permitting the submission) to the jurisdiction of the Courts, a Court may decline to accept jurisdiction in any matter where:
(f)it determines that some other jurisdiction is a more appropriate or convenient forum;
(g)another court of competent jurisdiction has made a determination in respect of the same matter; or
(h)litigation is pending in respect of the same matter in another jurisdiction.
Proceedings may be stayed in Bermuda if concurrent proceedings in respect of the same matter are or have been commenced in another jurisdiction.
14.Where a document provides for an exclusive jurisdiction clause submitting to the jurisdiction of a court other than the Courts, notwithstanding any provision of the document providing for the exclusive jurisdiction of a court other than the Courts, the Court may, if it is satisfied that it is just and equitable to allow such proceedings to continue in Bermuda:
(i)decline to stay proceedings issued in contravention of such provision; or
(j)grant leave to serve Bermudian proceedings out of Bermuda.
15.The priority and extent of security over the assets of the Company may be affected by a merger, amalgamation or consolidation of the Company.
16.We express no opinion on and our opinions are subject to the effect, if any, of any provisions of any Document or the Notes that relies upon financial or numerical computation.
17.We express no opinion as to the enforceability of any provision of the Transaction Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.
18.A receiver or manager of the Company appointed pursuant to the Transaction Documents is required to give notice to the Registrar of Companies in Bermuda within seven days of the date of

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order or appointment in accordance with section 60 of the Companies Act and in the form provided by the Companies (Forms) Rules 1982. On payment of the appropriate fee, the Registrar of Companies shall enter the fact of this appointment in the register of charges maintained pursuant to Part V of the Companies Act. Such a receiver or manager must be duly qualified pursuant to and comply with the provisions of Part XIV of the Companies Act.
19.The powers granted to a receiver or manager under the Transaction Documents will be ineffective or limited to the extent that they conflict with or purport to give the receiver or manager powers which are by statue reserved exclusively to the board of directors of the Company or the members of the Company, such as the power to use the common seal and power to change the registered office. The exercise of such powers will also be subject to the discretion of the Courts which is wide and exercisable on general equitable grounds.